Exhibit 5.1
Faegre & Benson LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402
April 4, 2011
Archer-Daniels-Midland Company
4666 Faries Parkway
Decatur, Illinois 62526
Ladies and Gentlemen:
          We have acted as counsel to Archer-Daniels-Midland Company, a Delaware corporation (the “Company”), in connection with the remarketing of $1,750,000,000 aggregate principal amount of the Company’s 4.70% Debentures due 2041 (the “4.70% Debentures”) pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”) (Registration No. 333-165627) (the “Registration Statement”). The 4.70% Debentures were originally issued pursuant to an indenture dated September 20, 2006, by and among the Company and The Bank of New York Mellon (successor to JPMorgan Chase Bank, N.A.), as Trustee (the “Base Indenture”) as amended and supplemented by the First Supplemental Indenture, dated as of June 3, 2008, between the Company and The Bank of New York Mellon (formerly known as The Bank of New York), as Trustee (the “First Supplemental Indenture” and, together with the Base Indenture, the “Original Indenture”).
          The 4.70% Debentures were remarketed as two tranches: $750,000,000 aggregate principal amount of the Company’s 4.479% Notes due 2021 (the “4.479% Notes”) and $1,000,000,000 aggregate principal amount of the Company’s 5.765% Debentures due 2041 (the “5.765% Debentures”). The 4.479% Notes and the 5.765% Debentures were issued pursuant to the Original Indenture, as amended and supplemented by the Second Supplemental Indenture, dated as of November 29, 2010, between the Company and The Bank of New York Mellon, as Trustee (the “Second Supplemental Indenture”); and the Third Supplemental Indenture, dated as of April 4, 2011, between the Company and The Bank of New York Mellon, as Trustee (the “Third Supplemental Indenture,” and together with the Original Indenture and the Second Supplemental Indenture, the “Indenture”).
          As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this opinion. We have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. In our review, we have assumed the genuineness of all signatures, the authenticity of the originals of the documents submitted to us and the conformity to authentic originals of any documents submitted to us as copies. We have further assumed, as to matters of fact, the truthfulness of the representations made in certificates of public officials and officers of the Company, and that the Indenture is the legal, valid and binding obligation of each party thereto, other than the Company, enforceable against each such party in accordance with its terms. We also have assumed that the execution, delivery and performance by the Company of the Indenture will not (a) contravene the certificate of incorporation or bylaws of the Company, (b) violate any law, rule or regulation applicable to the Company or (c) result in any conflict with or breach of any agreement or document binding on the Company.
          Our opinions set forth below are limited to the law of the State of Minnesota, the General Corporation Law of the State of Delaware, and the law of the State of New York, and we do not express any opinion herein concerning any other law.
          Based upon the foregoing, and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that:
1.	The Indenture has been duly authorized, executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

2.	The 4.479% Notes have been duly authorized, executed, issued and delivered by the Company and constitute valid and legally binding obligations of the Company entitled to the benefits provided by the Indenture and are enforceable in accordance with their terms.

3.	The 5.765% Debentures have been duly authorized, executed, issued and delivered by the Company and constitute valid and legally binding obligations of the Company entitled to the benefits provided by the Indenture and are enforceable in accordance with their terms
     The opinions set forth above are subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers) and (ii) the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).
     We understand that this opinion is to be used in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus supplement and accompanying prospectus under the caption “Legal Matters.” In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours, FAEGRE & BENSON LLP
By:	/s/ W. Morgan Burns
Partner